Exhibit 5(a)

March 2, 2005

ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084

Re: ArvinMeritor, Inc. Hourly Employees Savings Plan
       Registration Statement on Form S-8

Dear Sirs:

I am Senior Vice President and General Counsel of ArvinMeritor, Inc. (“Company”), an Indiana corporation, and I am delivering this opinion in connection with the Registration Statement on Form S-8 (“Registration Statement”), to be filed on or about the date hereof, registering under the Securities Act of 1933, as amended (“Act”), 750,000 shares of the Company’s common stock, $1.00 par value (including the associated preferred share purchase rights) (“Stock”), which may be issued from time to time by the Company in connection with the ArvinMeritor, Inc. Hourly Employees Savings Plan (“Plan”), and interests in the Plan. I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinions hereinafter expressed.

On the basis of the foregoing, and having due regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement has become effective under the Act and the Stock has been duly issued and delivered pursuant to the terms of the Plan, the Stock will be legally issued, fully paid and non-assessable.

I express no opinion herein as to any laws other than the Business Corporation Law of the State of Indiana and the Federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the incorporation by reference into the Registration Statement of the references to me under the headings “Item 1. Business – Environmental Matters” and “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004.

Very truly yours,

/s/ Vernon G. Baker, II

Vernon G. Baker, II
Senior Vice President and
General Counsel